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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the initial filing of the Registration Statement of The Latin America Investment Fund, Inc. on Form N-14 of our reports dated February 18, 2000 on our audits of the financial statements and financial highlights of The Latin America Investment Fund, Inc. and The Latin America Equity Fund, Inc., which reports are included in the Annual Report to Shareholders for the year ended December 31, 1999, which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Statements" and "Experts" in the Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Two Commerce Square
Suite 1700
2001 Market Street
Philadelphia, Pennsylvania
July 28, 2000